EXHIBIT 12.1
PACIFIC GAS AND ELECTRIC COMPANY
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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                            Nine Months                    Year ended December 31,
                               ended       -------------------------------------------------------
(dollars in millions)   September 30, 1998     1997         1996        1995        1994        1993
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Earnings:
  Net income                     $   554     $  768     $   755     $ 1,339     $ 1,007      $1,065
Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates               -          -           3           4          (3)          7
  Income tax expense                 480        609         555         895         837         902
  Net fixed charges                  515        628         683         716         729         775
                                --------   --------    --------    --------    --------    --------
      Total Earnings             $ 1,549    $ 2,005     $ 1,996     $ 2,954     $ 2,570    $  2,749
                                ========   ========    ========    ========    ========    ========
Fixed Charges:
  Interest on long-
    term debt, net               $   446    $   485     $   574     $   616     $   639     $   652
  Interest on short-
    term borrowings                   40        101          75          83          77          88
  Interest on capital leases           1          2           3           3           2           2
  Capitalized Interest                 -          1           1           -           2          46
  AFUDC Debt                          10         16           7          11          11          33
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned trust                       18         24          24           3           -           -
                                --------   --------    --------    --------    --------    --------
      Total Fixed Charges        $   515    $   629     $   684     $   716     $   731    $    821
                                ========   ========    ========    ========    ========    ========
Ratios of Earnings to
  Fixed Charges                     3.01       3.19        2.92        4.13        3.52        3.35

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Note:  	For the purpose of computing Pacific Gas and Electric Company's ratios of earnings to fixed charges, "earnings" represent net income adjusted for the minority interest in
       	losses of less than 100% owned affiliates, cash distributions from and equity in undistributed income or loss of Pacific Gas and Electric Company's less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest of subordinated debentures held by trust, interest on capital leases, and earnings required to cover the preferred stock dividend requirements.
